Exhibit 99.1

Modular Medical Receives 180-Day Extension to Regain Compliance with Nasdaq Minimum Bid Price Rule

SAN DIEGO, Calif., December 31, 2025 – Modular Medical, Inc. (NASDAQ: MODD) (“Modular Medical” or the “Company”), an insulin delivery technology company with the first FDA-cleared patch pump designed specifically to target all adult "almost-pumpers" with its user-friendly and affordable design, today announced the Company received written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”), granting the Company’s request for a 180-day extension to regain compliance with Nasdaq’s minimum bid price requirement under Nasdaq Listing Rule 5810(c)(3)(A) (the “Bid Price Rule”). The Company now has until June 29, 2026 to meet the requirement. If at any time prior to June 29, 2026, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the Bid Price Rule.

If the Company does not regain compliance with the Bid Price Rule during the additional 180-day extension, Nasdaq will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal the relevant delisting determination to a Hearings Panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance, if the Company does appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful.

The Company will continue to monitor the closing bid price of its common stock and evaluate its available options to regain compliance with the Bid Price Rule.

Nasdaq’s extension notice has no immediate effect on the listing or trading of the Company's common stock, which continues to trade on the Nasdaq Capital Market under the ticker symbol, “MODD.”

Safe Harbor/Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s ability to regain compliance with the Bid Price Rule, the Company’s plans to consider implementing available options to regain compliance with the Bid Price Rule and the Company’s intention to appeal any future delisting determination. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risk that the Company may not meet the minimum bid price requirement during any compliance period or in the future, the risk that the Company may not otherwise meet the requirements for continued listing under the Nasdaq Listing Rules, the risk that Nasdaq may not grant the Company relief from delisting if necessary, the risk that the Company may not ultimately meet applicable Nasdaq requirements if any such relief is necessary and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and represent views only as of the date they are made and should not be relied upon as representing views as of any subsequent date. The Company does not assume any obligation to update any forward-looking statements.

About Modular Medical, Inc.

Modular Medical, Inc. (NASDAQ:MODD) is a medical device company that intends to launch the next generation of insulin delivery technology. Using its patented technologies, the Company seeks to eliminate the tradeoff between complexity and efficacy, thereby making top quality insulin delivery both affordable and simple to learn. Its mission is to improve access to the highest standard of glycemic control for people with diabetes, taking it beyond "superusers" and providing "diabetes care for the rest of us."

Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and microfluidics engineer. Prior to founding Modular Medical, Mr. DiPerna was the founder (in 2005) of Tandem Diabetes and invented and designed its t:slim insulin pump. More information is available at https://modular-medical.com.

All trademarks mentioned herein are the property of their respective owners.

CONTACT:

Jeb Besser
Chief Executive Officer
Modular Medical, Inc.
+1 (617) 399-1741
IR@modular-medical.com